Exhibit 99.1

Contact:
David Burke	980.299.5533

Albemarle Reports Second-Quarter Results

CHARLOTTE, N.C. – Aug. 4, 2021 - Albemarle Corporation (NYSE: ALB) today announced its results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights
(Unless otherwise stated, all percent changes are based on year-over-year comparisons)

•Net income of $424.6 million, or $3.62 per diluted share, including a gain on the sale of Fine Chemistry Services (FCS) business
•Adjusted diluted EPS of $0.89, an increase of 4%
•Net sales of $773.9 million, an increase of 1%; Net sales increased 5% excluding FCS
•Adjusted EBITDA of $194.6 million, an increase of 5%; Adjusted EBITDA increased 13% excluding FCS
•Full year 2021 outlook revised to reflect better than expected Lithium performance, lower interest expense and tax rates, offset by higher Bromine raw material costs and supply chain disruptions; guidance updated to reflect sale of FCS
•Completed the sale of FCS on June 1, 2021, in a cash and stock transaction valued at ~$570 million
•La Negra III/IV commissioning stage in process, commercial production expected to begin in first half of 2022

“Albemarle delivered another strong quarter, generating $195 million in adjusted EBITDA, driven by continued strength in demand for our Lithium and Bromine products,” said Albemarle CEO Kent Masters. “We are focused on executing our accelerated growth strategy. We are in the final stages of two lithium projects which are expected to double our nameplate capacity to about 175,000 metric tons, including La Negra III/IV where construction is complete and commissioning is progressing. We are firmly focused on advancing all our lithium projects to meet customer demand and accelerate profitable growth.”

Outlook

The company continues to expect a modest improvement in operating performance compared to full year 2020, assuming continued global economic recovery. Full-year 2021 net sales guidance is improved compared to previous guidance primarily due to increased Lithium sales and improving Catalysts trends offset by reduced expectations for the Bromine business as a result of higher raw material costs and supply chain disruptions. Revised EBITDA reflects higher net sales offset by higher corporate costs, primarily related to incentive compensation expense and foreign exchange. Higher EPS and net cash from operations reflects lower interest expense and tax rates. Net cash from operations is also expected to benefit from timing of working capital changes. Capital expenditures are trending near the high-end of the range, due to tighter labor markets and COVID-related travel restrictions in Western Australia. Pro forma revised guidance has been updated to reflect the sale of Albemarle’s Fine Chemistry Services (FCS) business to W. R. Grace, which closed on June 1, 2021.

	Revised	FCS Adjustment	Pro Forma Revised
	FY 2021 Guidance	(Jun 1 - Dec 31, 2021)	FY 2021 Guidance
Net sales	$3.3 - $3.4 billion	$95 - $105 million	$3.2 - $3.3 billion
Adjusted EBITDA	$810 - $860 million	$35 - $45 million	$775 - $815 million
Adjusted EBITDA Margin	24% - 25%		24% - 25%
Adjusted Diluted EPS	$3.60 - $4.00	$0.25 - $0.30	$3.35 - $3.70
Net Cash from Operations	$590 - $690 million	$40 - $45 million	$550 - $650 million
Capital Expenditures	$850 - $950 million	$4 - $8 million	$850 - $950 million

COVID-19 Response

Albemarle’s cross-functional Global Response Team continues to meet regularly to address employee health and safety and operational challenges. The company’s priority is always the health and well-being of its employees, customers, and communities. The company continues to focus on building in the flexibility needed to adjust for regional differences and changing conditions.

Second-Quarter Results

In millions, except per share amounts	Q2 2021	Q2 2020	$ Change	% Change
Net sales	$773.9	$764.0	$9.8	1.3%
Net income attributable to Albemarle Corporation	$424.6	$85.6	$339.0	395.9%
Adjusted EBITDA(a)	$194.6	$185.2	$9.4	5.1%
Diluted earnings per share	$3.62	$0.80	$2.82	352.5%
Non-operating pension and OPEB items(a)	(0.04)	(0.02)
Non-recurring and other unusual items(a)	(2.69)	0.07
Adjusted diluted earnings per share(b)	$0.89	$0.86	$0.03	3.5%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales of $773.9 million increased by $9.8 million compared to the prior year quarter, primarily driven by an increase in sales from the company’s Lithium and Bromine business segments. Excluding the FCS business, net sales for the quarter increased 5% year-over-year.

Adjusted EBITDA of $194.6 million increased by $9.4 million from the prior year quarter based on higher sales and operating margins, partially offset by higher corporate expense primarily related to higher incentive compensation and foreign exchange. Excluding FCS, adjusted EBITDA was 13% higher when compared to the second quarter of 2020. Net income attributable to Albemarle of $424.6 million increased by $339.0 million, benefiting from a $429.4 million ($331.6 million after taxes) gain on the sale of the company’s FCS business.

The effective income tax rate for the second quarter of 2021 was 20.0% compared to 17.5% in the same period of 2020. The difference is largely due to tax expense recorded in the second quarter of 2021 for the gain on the sale of the FCS business. On an adjusted basis, the effective income tax rates were 17.5% and 18.9% for the second quarter of 2021 and 2020, respectively.

Business Segment Results

Lithium

In millions	Q2 2021	Q2 2020	$ Change	% Change
Net Sales	$320.3	$283.7	$36.6	12.9%
Adjusted EBITDA	$109.4	$94.5	$14.9	15.8%

Lithium net sales of $320.3 million increased $36.6 million (+13%) primarily driven by higher volumes (+17%) primarily related to accelerated orders under long-term agreements. Pricing in the quarter was slightly lower year over year (-4%) due to lower average pricing for carbonate and technical grade products. Adjusted EBITDA of

$109.4 million increased $14.9 million primarily due to increased net sales and the impact of higher spodumene volumes at the Talison joint venture.

Current Trends: Full-year 2021 volume growth is expected to be in the mid-teens year-over-year due to North American plant restarts, productivity improvements, and tolling. Average realized pricing is expected to increase sequentially but remain flat compared to 2020. Full-year 2021 adjusted EBITDA is expected to grow between 10% and 15% year over year. Full-year 2021 average margin is expected to remain below 35% due to higher lithium costs related to project start-ups and tolling costs partially offset by efficiency improvements.

Albemarle’s Wave 2 growth projects continue to progress. La Negra III/IV is in the commissioning phase and Kemerton I remains on track for construction completion later this year. To mitigate risks related to labor shortages and COVID-19 travel restrictions in Western Australia, the company prioritized completion of Kemerton I, with Kemerton II construction completion now expected by the end of the first quarter 2022. Kemerton I and II are expected to reach commercial production in 2022 following an approximately six month commissioning and qualification period.

Bromine Specialties

In millions	Q2 2021	Q2 2020	$ Change	% Change
Net Sales	$279.7	$232.8	$47.0	20.2%
Adjusted EBITDA	$92.6	$73.0	$19.6	26.8%

Bromine net sales of $279.7 million increased $47.0 million (+20%) with improved pricing (+9%) and volumes (+11%) driven by higher demand across the portfolio. Adjusted EBITDA of $92.6 million increased $19.6 million due to higher net sales. Cost savings initiatives and higher pricing helped offset raw materials cost increases.

Current Trends: The company expects full-year 2021 adjusted EBITDA growth in the mid-single digits year-over-year, below previous outlook primarily due to a force majeure declaration by our chlorine supplier in the U.S. The company continues to see strength in certain end markets, including electronics, and building and construction. Volumes are also expected to be lower in the second half due to inventory drawdown and reduced production related to the U.S. Gulf Coast winter storms in the first quarter of 2021. Cost savings and higher pricing partially offset inflation in raw materials and freight.

Catalysts

In millions	Q2 2021	Q2 2020	$ Change	% Change
Net Sales	$148.3	$197.1	$(48.7)	(24.7)%
Adjusted EBITDA	$21.2	$22.8	$(1.6)	(7.1)%

Catalysts net sales of $148.3 million decreased $48.7 million (-25%) compared to the previous year, primarily due to lower volumes (-25%) while pricing was flat. Clean Fuels Technologies (CFT) volumes decreased due to timing of shipments. Fluid Catalytic Cracking (FCC) volumes were down slightly versus prior year, as a change in order patterns from a large North American customer offset generally higher FCC demand. Performance Catalyst Solutions (PCS) results improved due to product mix. Adjusted EBITDA of $21.2 million declined $1.6 million mostly due to lower sales. Also, second quarter 2020 results were understated by $12.0 million due to an out-of-period correction to cost of goods sold for inventory values.

Current Trends: The company continues to expect full-year 2021 adjusted EBITDA to decline by between 30% and 40%. Market conditions are improving, but results are expected to be down from prior year primarily due to the impact of the U.S. Gulf Coast winter storm, product mix, and the previously disclosed change in order patterns from a large North American customer.

All Other

In millions	Q2 2021	Q2 2020	$ Change	% Change
Net Sales	$25.5	$50.5	$(25.0)	(49.6)%
Adjusted EBITDA	$8.4	$18.6	$(10.2)	(54.9)%

Other operations represents the company’s recently sold FCS business. FCS net sales of $25.5 million declined $25.0 million and adjusted EBITDA of $8.4 million declined $10.2 million. Second-quarter 2021 results include only two months of performance following the sale of FCS on June 1, 2021. Albemarle recorded a gain of $429.4 million ($331.6 million after taxes) related to the sale of the FCS business.

Balance Sheet and Liquidity

As of June 30, 2021, Albemarle had estimated liquidity of approximately $2.2 billion, including $823.6 million of cash and equivalents, the full $1.0 billion available under the company’s revolver, $270.0 million remaining under its delayed draw term loan and $132.0 million on other available credit lines. Total debt was $2.0 billion, representing net debt to adjusted EBITDA of approximately 1.5 times.

Cash Flow and Capital Deployment

Cash from operations for the six months ended June 30, 2021, of $385.9 million increased $177.9 million versus the prior year driven by working capital inflows and higher revenues in the company’s Lithium and Bromine segments. Capital expenditures of $396.9 million decreased by approximately $22.0 million versus the prior year as the company nears completion of its Wave 2 Lithium expansion projects.

Albemarle’s primary capital allocation priorities are to grow profitably, fund its dividend, and maintain its financial flexibility and our Investment Grade credit rating.

In May, the board declared a quarterly dividend of $0.39 per share, an increase over the quarterly dividend paid in 2020. This is Albemarle’s 27th consecutive year of dividend increases. The share repurchase authorization remains in place; however, the company has no near-term plans to execute share buybacks.

Earnings Call

Date:	Thursday, August 5, 2021
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	6747789

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB) is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We think beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. We actively pursue a sustainable approach to managing our diverse global footprint of world-class resources. In conjunction with our highly experienced and talented global teams, our deep-seated values, and our collaborative customer relationships, we create value-added and performance-based solutions that enable a safer and more sustainable future.

We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to the timing of active and proposed projects, product development, production capacity, committed volumes, market trends, pricing, financial flexibility, expected growth, anticipated return on opportunities, earnings and demand for our products, input costs, productivity improvements, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, future acquisition and divestiture transactions, expected benefits from proposed transactions, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; hazards associated with chemicals manufacturing; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our most recent Annual Report on Form 10-K any subsequently filed Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$773,896	$764,049	$1,603,187	$1,502,894
Cost of goods sold	525,479	530,690	1,091,083	1,027,517
Gross profit	248,417	233,359	512,104	475,377
Selling, general and administrative expenses	121,516	106,949	214,703	208,826
Research and development expenses	13,976	14,210	28,612	30,307
Gain on sale of business	(429,408)	—	(429,408)	—
Operating profit	542,333	112,200	698,197	236,244
Interest and financing expenses	(7,152)	(17,852)	(51,034)	(34,737)
Other income (expense), net	14	(6,273)	11,326	2,041
Income before income taxes and equity in net income of unconsolidated investments	535,195	88,075	658,489	203,548
Income tax expense	106,985	15,431	129,092	33,873
Income before equity in net income of unconsolidated investments	428,210	72,644	529,397	169,675
Equity in net income of unconsolidated investments (net of tax)	17,998	31,114	34,509	57,718
Net income	446,208	103,758	563,906	227,393
Net income attributable to noncontrolling interests	(21,608)	(18,134)	(43,629)	(34,565)
Net income attributable to Albemarle Corporation	$424,600	$85,624	$520,277	$192,828
Basic earnings per share	$3.63	$0.81	$4.54	$1.81
Diluted earnings per share	$3.62	$0.80	$4.51	$1.81

Weighted-average common shares outstanding – basic	116,809	106,329	114,700	106,278
Weighted-average common shares outstanding – diluted	117,436	106,535	115,383	106,524

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$823,572	$746,724
Trade accounts receivable	455,222	530,838
Other accounts receivable	58,256	61,958
Inventories	732,563	750,237
Other current assets	81,741	116,427
Total current assets	2,151,354	2,206,184
Property, plant and equipment	7,596,684	7,427,641
Less accumulated depreciation and amortization	2,086,085	2,073,016
Net property, plant and equipment	5,510,599	5,354,625
Investments	907,080	656,244
Other assets	256,081	219,268
Goodwill	1,640,720	1,665,520
Other intangibles, net of amortization	331,092	349,105
Total assets	$10,796,926	$10,450,946
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$535,153	$483,221
Accrued expenses	317,954	440,763
Current portion of long-term debt	623	804,677
Dividends payable	45,428	40,937
Income taxes payable	85,770	32,251
Total current liabilities	984,928	1,801,849
Long-term debt	2,043,794	2,767,381
Postretirement benefits	47,371	48,075
Pension benefits	309,712	340,818
Other noncurrent liabilities	616,912	629,377
Deferred income taxes	428,438	394,852
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,169	1,069
Additional paid-in capital	2,907,981	1,438,038
Accumulated other comprehensive loss	(328,001)	(326,132)
Retained earnings	3,584,400	3,155,252
Total Albemarle Corporation shareholders’ equity	6,165,549	4,268,227
Noncontrolling interests	200,222	200,367
Total equity	6,365,771	4,468,594
Total liabilities and equity	$10,796,926	$10,450,946

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash and cash equivalents at beginning of year	$746,724	$613,110
Cash flows from operating activities:
Net income	563,906	227,393
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	123,683	111,535
Gain on sale of business	(429,408)	—
Stock-based compensation and other	8,425	9,765
Equity in net income of unconsolidated investments (net of tax)	(34,509)	(57,718)
Dividends received from unconsolidated investments and nonmarketable securities	27,420	12,984
Pension and postretirement benefit	(8,465)	(3,312)
Pension and postretirement contributions	(20,266)	(6,692)
Unrealized gain on investments in marketable securities	(2,384)	(1,278)
Loss on early extinguishment of debt	28,955	—
Deferred income taxes	27,708	8,990
Working capital changes	7,942	(156,579)
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	96,185	87,750
Other, net	(3,339)	(24,921)
Net cash provided by operating activities	385,853	207,917
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(22,572)
Capital expenditures	(396,915)	(418,991)
Cash proceeds from divestitures, net	290,467	—
Sales of marketable securities, net	4,553	1,496
Investments in equity and other corporate investments	(286)	(486)
Net cash used in investing activities	(102,181)	(440,553)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,453,888	—
Repayments of long-term debt and credit agreements	(1,173,823)	—
Proceeds from borrowings of credit agreements	—	452,163
Other debt repayments, net	(325,316)	12,956
Fees related to early extinguishment of debt	(24,877)	—
Dividends paid to shareholders	(86,637)	(79,909)
Dividends paid to noncontrolling interests	(43,698)	(14,286)
Proceeds from exercise of stock options	14,335	10,809
Withholding taxes paid on stock-based compensation award distributions	(7,047)	(4,019)
Other	(1,359)	(2,669)
Net cash (used in) provided by financing activities	(194,534)	375,045
Net effect of foreign exchange on cash and cash equivalents	(12,290)	(18,823)
Increase in cash and cash equivalents	76,848	123,586
Cash and cash equivalents at end of period	$823,572	$736,696

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales:
Lithium	$320,334	$283,722	$599,310	$520,540
Bromine Specialties	279,748	232,779	560,195	464,371
Catalysts	148,344	197,053	368,587	404,260
All Other	25,470	50,495	75,095	113,723
Total net sales	$773,896	$764,049	$1,603,187	$1,502,894

Adjusted EBITDA:
Lithium	$109,441	$94,536	$215,877	$173,173
Bromine Specialties	92,646	73,041	187,286	156,303
Catalysts	21,164	22,777	46,591	70,247
All Other	8,379	18,598	29,858	41,422
Corporate	(37,002)	(23,759)	(54,930)	(59,587)
Total adjusted EBITDA	$194,628	$185,193	$424,682	$381,558

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges and other significant non-recurring items. EBITDA is defined as earnings before interest and financing expenses, income taxe expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except percentages and per share amounts	2021	2020	2021	2020
Net income attributable to Albemarle Corporation	$424,600	$85,624	$520,277	$192,828
Add back:
Non-operating pension and OPEB items (net of tax)	(4,273)	(2,299)	(8,540)	(4,610)
Non-recurring and other unusual items (net of tax)	(315,996)	7,907	(283,235)	9,400
Adjusted net income attributable to Albemarle Corporation	$104,331	$91,232	$228,502	$197,618

Adjusted diluted earnings per share	$0.89	$0.86	$1.98	$1.86

Weighted-average common shares outstanding – diluted	117,436	106,535	115,383	106,524

Net income attributable to Albemarle Corporation	$424,600	$85,624	$520,277	$192,828
Add back:
Interest and financing expenses	7,152	17,852	51,034	34,737
Income tax expense	106,985	15,431	129,092	33,873
Depreciation and amortization	61,423	57,841	123,683	111,535
EBITDA	600,160	176,748	824,086	372,973
Non-operating pension and OPEB items	(5,471)	(2,895)	(10,936)	(5,803)
Non-recurring and other unusual items	(400,061)	11,340	(388,468)	14,388
Adjusted EBITDA	$194,628	$185,193	$424,682	$381,558

Net sales	$773,896	$764,049	$1,603,187	$1,502,894
EBITDA margin	77.6%	23.1%	51.4%	24.8%
Adjusted EBITDA margin	25.1%	24.2%	26.5%	25.4%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended June 30, 2021
Net income (loss) attributable to Albemarle Corporation	$74,593	$80,148	$8,446	$163,187	$7,972	$253,441	$424,600	54.9%
Depreciation and amortization	33,497	12,498	12,718	58,713	407	2,303	61,423	7.9%
Non-recurring and other unusual items	1,351	—	—	1,351	—	(401,412)	(400,061)	(51.7)%
Interest and financing expenses	—	—	—	—	—	7,152	7,152	0.9%
Income tax expense	—	—	—	—	—	106,985	106,985	13.8%
Non-operating pension and OPEB items	—	—	—	—	—	(5,471)	(5,471)	(0.7)%
Adjusted EBITDA	$109,441	$92,646	$21,164	$223,251	$8,379	$(37,002)	$194,628	25.1%

Three months ended June 30, 2020
Net income (loss) attributable to Albemarle Corporation	$66,038	$60,692	$10,702	$137,432	$16,425	$(68,233)	$85,624	11.2%
Depreciation and amortization	28,498	12,349	12,075	52,922	2,173	2,746	57,841	7.6%
Non-recurring and other unusual items	—	—	—	—	—	11,340	11,340	1.5%
Interest and financing expenses	—	—	—	—	—	17,852	17,852	2.3%
Income tax expense	—	—	—	—	—	15,431	15,431	2.1%
Non-operating pension and OPEB items	—	—	—	—	—	(2,895)	(2,895)	(0.4)%
Adjusted EBITDA	$94,536	$73,041	$22,777	$190,354	$18,598	$(23,759)	$185,193	24.2%

Six months ended June 30, 2021
Net income (loss) attributable to Albemarle Corporation	$144,965	$162,261	$21,362	$328,588	$27,988	$163,701	$520,277	32.5%
Depreciation and amortization	65,303	25,025	25,229	115,557	1,870	6,256	123,683	7.7%
Non-recurring and other unusual items	5,609	—	—	5,609	—	(394,077)	(388,468)	(24.2)%
Interest and financing expenses	—	—	—	—	—	51,034	51,034	3.2%
Income tax expense	—	—	—	—	—	129,092	129,092	8.1%
Non-operating pension and OPEB items	—	—	—	—	—	(10,936)	(10,936)	(0.7)%
Adjusted EBITDA	$215,877	$187,286	$46,591	$449,754	$29,858	$(54,930)	$424,682	26.5%

Six months ended June 30, 2020
Net income (loss) attributable to Albemarle Corporation	$119,278	$132,357	$45,594	$297,229	$37,271	$(141,672)	$192,828	12.8%
Depreciation and amortization	53,895	23,946	24,653	102,494	4,151	4,890	111,535	7.4%
Non-recurring and other unusual items	—	—	—	—	—	14,388	14,388	1.0%
Interest and financing expenses	—	—	—	—	—	34,737	34,737	2.3%
Income tax expense	—	—	—	—	—	33,873	33,873	2.3%
Non-operating pension and OPEB items	—	—	—	—	—	(5,803)	(5,803)	(0.4)%
Adjusted EBITDA	$173,173	$156,303	$70,247	$399,723	$41,422	$(59,587)	$381,558	25.4%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest cost	$5,430	$7,133	$10,858	$14,288
Expected return on assets	(10,901)	(10,028)	(21,794)	(20,091)
Total	$(5,471)	$(2,895)	$(10,936)	$(5,803)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Restructuring and other(1)	$—	$0.04	$0.01	$0.06
Acquisition and integration related costs(2)	0.01	0.04	0.03	0.06
Albemarle Foundation contribution(3)	0.13	—	0.13	—
Gain on sale of business(4)	(2.82)	—	(2.87)	—
Loss on early extinguishment of debt(5)	0.01	—	0.21	—
Other(6)	0.04	(0.01)	0.10	(0.02)
Discrete tax items(7)	(0.06)	—	(0.06)	(0.01)
Total non-recurring and other unusual items	$(2.69)	$0.07	$(2.45)	$0.09

(1)During the three and six months ended June 30, 2021, Albemarle recorded facility closure costs related to offices in Germany, and severance expenses in Germany and Belgium, in Selling, general and administrative expenses of $0.8 million and $1.5 million ($0.5 million and $1.1 million after income taxes, or less than $0.01 and $0.01 per share), respectively. In 2020, Albemarle recorded severance expenses as part of business reorganization plans, impacting each of its businesses and Corporate, primarily in the U.S., Germany and with its Jordanian joint venture partner. During the three months ended June 30, 2020, the company recorded expenses of $6.7 million ($4.7 million after income taxes, or $0.04 per share) in Selling, general and administrative expenses. During the six months ended June, 2020, the company recorded severance expenses in Cost of goods sold, Selling, general and administrative expenses and Net income attributable to noncontrolling interest of $0.7 million, $8.2 million and a $0.3 million gain ($6.2 million after income taxes, or $0.06 per share), respectively. The balance of unpaid severance is recorded in Accrued expenses and is expected to primarily be paid through 2021.

(2)Costs related to the acquisition, integration and potential divestitures of various significant projects, recorded in Selling, general and administrative expenses for the three and six months ended June 30, 2021 were $1.9 million and $4.1 million ($1.5 million and $3.2 million after income taxes, or $0.01 and $0.03 per share), respectively, and for the three and six months ended June 30, 2020 were $5.5 million and $8.4 million ($4.2 million and $6.5 million after income taxes, or $0.04 and $0.06 per share), respectively.

(3)Included in Selling, general and administrative expenses for the three and six months ended June 30, 2021 is a charitable contribution of $20.0 million ($15.5 million after income taxes, or $0.13 per share), using a portion of the proceeds received from the FCS divestiture, to the Albemarle Foundation, a non-profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where Albemarle’s employees live and the company operates. This contribution is in addition to the normal annual contribution made to the Albemarle Foundation by the company, and is significant in size and nature in that it is intended to provide more long-term benefits in these communities.

(4)Included in Gain on sale of business, for the three and six months ended June 30, 2021 is $429.4 million ($331.6 million after discrete income taxes, or $2.87 per share) related to the sale of the FCS business.

(5)Included in Interest and financing expenses for the three and six months ended June 30, 2021 is a loss on early extinguishment of debt of $1.2 million and $29.0 million ($0.8 million and $23.8 million after income taxes, or $0.01 and $0.21 per share), respectively, representing the tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of $1.5 billion in debt using the proceeds from the issuance of common stock.

(6)Other adjustments for the three months ended June 30, 2021 included amounts recorded in:
•Selling, general and administrative expenses - $4.0 million of a loss resulting from the sale of property, plant and equipment, $1.6 million of charges for an environmental reserve at a site not part of the company’s operations and $1.4 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Other income, net - $0.3 million of a gain resulting from the adjustment of indemnification obligations related to previously disposed businesses.
After income taxes, these charges totaled $4.9 million, or $0.04 per share.

Other adjustments for the six months ended June 30, 2021 included amounts recorded in:
•Selling, general and administrative expenses - $6.0 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements, a $4.0 million loss resulting from the sale of property, plant and equipment and $1.6 million of charges for an environmental reserve at a site not part of the company’s operations.
•Other income, net - $3.6 million of expenses primarily related to asset retirement obligation charges to update an estimate at a site formerly owned by Albemarle.
After income taxes, these charges totaled $11.4 million, or $0.10 per share.

Other adjustments for the three months ended June 30, 2020 included amounts recorded in:
•Other expenses, net - $0.9 million ($0.6 million after income taxes, or $0.01 per share) net gain primarily relating to the sale of idle properties in Germany.

Other adjustments for the six months ended June 30, 2020 included amounts recorded in:
•Other expenses, net - $2.7 million gain resulting from the settlement of a legal matter related to a business sold and $0.8 million net gain primarily relating to the sale of idle properties in Germany, partially offset by a $0.8 million loss resulting from the adjustment of indemnifications related to previously disposed businesses.
    After income taxes, these net gains totaled $1.7 million, or $0.02 per share.

(7)    Included in Income tax expense for the three and six months ended June 30, 2021 are discrete net tax benefits of $7.6 million, or $0.06 per share and $6.6 million, or $0.06 per share, respectively. The net benefit for the three months is primarily related to excess tax benefits realized from stock-based compensation arrangements and the revaluation of deferred taxes due to tax rate changes. The net benefit for the six months is primarily related to the release of a foreign valuation allowance, excess tax benefits realized from stock-based compensation arrangements, and the revaluation of deferred taxes due to tax rate changes, partially offset by tax expense due to an out-of-period adjustment regarding an overstated deferred tax liability for the three-month period ended December 31, 2017.

Included in Income tax expense for the three and six months ended June 30, 2020 are discrete net tax benefits of $0.5 million, or less than $0.01 per share, and $1.6 million, or $0.01 per share. The net benefit for the three months is primarily related to lapses in statute of limitations. The net benefit for the six months is primarily related to excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended June 30, 2021
As reported	$535,195	$106,985	20.0%
Non-recurring, other unusual and non-operating pension and OPEB items	(404,383)	(84,114)
As adjusted	$130,812	$22,871	17.5%

Three months ended June 30, 2020
As reported	$88,075	$15,431	17.5%
Non-recurring, other unusual and non-operating pension and OPEB items	8,445	2,837
As adjusted	$96,520	$18,268	18.9%

Six months ended June 30, 2021
As reported	$658,489	$129,092	19.6%
Non-recurring, other unusual and non-operating pension and OPEB items	(370,457)	(78,682)
As adjusted	$288,032	$50,410	17.5%

Six months ended June 30, 2020
As reported	$203,548	$33,873	16.6%
Non-recurring, other unusual and non-operating pension and OPEB items	8,906	3,795
As adjusted	$212,454	$37,668	17.7%